Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Kimberly Kuo	Scott Anthony
Senior Vice President Public Affairs, Communications & Communities	Executive Vice President & Chief Financial Officer
Kimberly.Kuo@ cokeconsolidated.com	Scott.Anthony@ cokeconsolidated.com
(704) 557-4584	(704) 557-4633

Coca-Cola Consolidated Reports Third Quarter
and First Nine Months 2020 Results

Third quarter 2020 net sales increased 4.5% versus the third quarter of 2019, with physical case volume up 3.9% for the quarter(a).

Gross profit increased $40.2 million, or 9.3%, in the third quarter of 2020. Gross margin improved 160 basis points due to selling price increases and favorable input costs.

Third quarter 2020 income from operations was $103.8 million, up $50.0 million. On an adjusted(b) basis, income from operations increased $46.5 million versus the third quarter of 2019.

Key Results

	Third Quarter			First Nine Months
(in millions, except per share data)	2020	2019	Change	2020	2019	Change
Physical case volume	94.1	90.6	3.9%	268.1	259.3	3.4%
Net sales	$1,328.5	$1,271.0	4.5%	$3,728.7	$3,647.6	2.2%
Gross profit	$472.4	$432.2	9.3%	$1,307.0	$1,257.3	4.0%
Gross margin	35.6%	34.0%		35.1%	34.5%
Income from operations	$103.8	$53.8	92.9%	$219.8	$141.2	55.6%
Basic net income per share	$5.53	$1.39	$4.14	$11.32	$2.30	$9.02

Retail Beverage Sales	Third Quarter			First Nine Months
(in millions)	2020	2019	Change	2020	2019	Change
Sparkling bottle/can	$703.5	$657.5	7.0%	$2,040.1	$1,928.3	5.8%
Still bottle/can	$464.9	$438.6	6.0%	$1,239.3	$1,201.0	3.2%
Fountain(c)	$36.0	$55.5	(35.2)%	$99.3	$150.0	(33.8)%

Third Quarter and First Nine Months 2020 Review

CHARLOTTE, November 3, 2020 – Coca-Cola Consolidated, Inc. (NASDAQ:COKE) today reported operating results for the third quarter and first nine months ended September 27, 2020.

“Our strong third quarter results are a testament to the hard work of our teammates across our territory and the overall strength of the Coca-Cola system,” said J. Frank Harrison, III, Chairman and Chief Executive Officer.
“Based on the strength of our year-to-date results and our outlook for the remainder of the year, we are moving forward with a number of large capital projects designed to increase our manufacturing capacity, expand key warehouses and improve the use of automation and technology within our business.”

“My family has been a Coca-Cola bottler for over 118 years and our long-term view of this business enables us to look past the business volatility and economic uncertainty we are currently facing,” Mr. Harrison continued. “We are confident that the operating and reinvestment decisions we are making this year will strengthen the long-term health of our business by supporting future growth and making our operations more efficient and effective.”

Physical case volume increased 3.9% in the third quarter of 2020, as sales of multi-serve packages in larger retail stores remained strong and single-serve sales began to gradually improve in small stores and accounts where our products are consumed on-premise. Sparkling category volume increased 3.6% in the third quarter of 2020, while Still beverages grew 4.5%. Still beverage sales are more tied to smaller outlets than our Sparkling category, and sales of Still products improved as certain government-imposed restrictions were eased or lifted during the third quarter. While volume growth was strong for the third quarter of 2020, sales volume softened in the last two months of the quarter, as indicated by the monthly volume summary shown below.

Bottle/can physical case volume
(in millions)	July	August	September	Third Quarter
2020	30.6	28.5	35.0	94.1
2019	27.7	28.6	34.3	90.6
Change	2.9	(0.1)	0.8	3.5
% Change	10.3%	(0.4)%	2.2%	3.9%

Revenue increased 4.5% in the third quarter of 2020. Revenue from our bottle/can Sparkling beverages increased 7.0% in the third quarter of 2020, driven primarily by volume growth and price realization within this category. Sales of multi-serve PET packages were especially strong in the quarter as we adjusted our commercial plans to emphasize PET packages and limit product assortment in cans as demand for aluminum cans has exceeded supply this year. Revenue from our Still beverages increased 6.0% in the third quarter of

2020 as a result of higher sales volume in small stores and on-premise outlets. Revenue from fountain syrup, which is primarily sold through restaurants, convenience stores, amusement parks, and other on-premise outlets, declined $19.5 million, or 35.2%, during the third quarter of 2020. While the decline in fountain syrup revenue was significant, we are experiencing gradual improvement within this revenue stream as compared to the second quarter of 2020, as traffic continues to increase at our on-premise outlets.

For the first nine months of 2020, revenue increased $81.1 million, or 2.2%. While sales within our Sparkling and Still categories grew 5.8% and 3.2% for the first nine months of 2020, respectively, fountain syrup sales decreased 33.8%.
Gross profit increased $40.2 million, or 9.3%, in the third quarter of 2020, while gross margin increased 160 basis points to 35.6%. On an adjusted(b) basis, gross profit increased $39.0 million, or 9.0%, in the third quarter of 2020. The improvement in gross profit and gross margin was primarily due to price realization within our Sparkling category, favorable input costs, and lower manufacturing costs. Gross profit in the first nine months of 2020 increased $49.7 million, or 4.0%, while gross margin increased 60 basis points to 35.1%. On an adjusted(b) basis, gross profit increased $47.9 million compared to the first nine months of 2019.

“We made tough decisions in the early days of the pandemic to adjust both our commercial plan and our operating model. Demand for our products remained strong in the third quarter as consumers continued to adapt to changes in local markets and fluctuations in their daily routines,” said Dave Katz, President and Chief Operating Officer. “We are staying nimble with our business plans and adjusting our operating model, as needed. Our team has done an incredible job working through raw material supply issues and manufacturing constraints to keep our products in-stock to support our retail partners and loyal consumers.”

Selling, delivery and administrative (“SD&A”) expenses in the third quarter of 2020 decreased $9.8 million, or 2.6%. SD&A expenses as a percentage of net sales decreased 210 basis points in the third quarter of 2020. Adjusted(b) SD&A expenses in the third quarter of 2020 decreased $7.4 million, or 2.0%. The decrease in SD&A expenses related to lower labor and benefits costs as a result of adjustments we made to our operating model earlier in the year in response to COVID-19-related impacts on our business. Additionally, we generated favorable results in a number of expense categories due to the diligent management of our variable operating expenses. SD&A expenses in the first nine months of 2020 decreased $28.8 million, or 2.6%. SD&A expenses as a percentage of net sales decreased 140 basis points in the first nine months of 2020 as compared to the first nine months of 2019.

“Our 2020 margins, profit and cash flow are all exceeding our initial expectations as we generate strong top-line growth, realize favorable input costs, and tightly manage our operating expenses. Lower single-serve sales during the pandemic resulted in gross profit shortfalls that we have more than offset by significantly reducing spending in a number of categories during this unique time,” Mr. Katz continued. “While we are working to maximize our results in 2020, we recognize it will be difficult to maintain this low level of spending in the months ahead. Our operating expenses will increase as businesses, educational institutions, and entertainment venues reopen and consumer activity returns to pre-COVID levels, and we expect moderate commodity price inflation to return in 2021 as well.”

Income from operations in the third quarter of 2020 was $103.8 million, compared to $53.8 million in the third quarter of 2019, an increase of 92.9%. Adjusted(b) income from operations in the third quarter of 2020 was $105.2 million, an increase of 79.1%. For the first nine months of 2020, income from operations increased $78.6 million to $219.8 million. Adjusted(b) income from operations in the first nine months of 2020 was $223.6 million, an increase of $66.6 million, or 42.4%, compared to the first nine months of 2019.

Net income in the third quarter of 2020 was $51.9 million, compared to $13.0 million in the third quarter of 2019, an improvement of $38.9 million. Net income in the third quarter of 2020 was adversely impacted by fair value adjustments to our acquisition related contingent consideration liability, driven by changes in future cash flow projections. Fair value adjustments to this liability are non-cash in nature and a routine part of our quarterly financial closing process. Net income increased $84.6 million for the first nine months of 2020 to $106.1 million, as compared to the first nine months of 2019.

Cash flows provided by operations for the first nine months of 2020 were $376.4 million, compared to $204.6 million for the first nine months of 2019. The significant increase in operating cash flows for the first nine months of 2020 was a result of our strong operating performance and working capital improvement, primarily related to lower inventory and the timing of accounts payable.

(a) All comparisons are to the corresponding period in the prior year unless specified otherwise.
(b) The discussion of the results for the third quarter ended September 27, 2020 includes selected non-GAAP financial information, such as “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.
(c) Fountain syrups are dispensed through equipment that mixes with carbonated or still water, enabling fountain retailers to sell finished products to consumers in cups or glasses.

About Coca-Cola Consolidated, Inc.
Coca-Cola Consolidated is the largest Coca-Cola bottler in the United States. Our Purpose is to honor God in all we do, serve others, pursue excellence and grow profitably. For over 118 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and distribute beverages of The Coca-Cola Company and other partner companies in more than 300 brands and flavors across 14 states and the District of Columbia to over 66 million consumers.

Headquartered in Charlotte, N.C., Coca-Cola Consolidated is traded on the NASDAQ Global Select Market under the symbol “COKE.” More information about the Company is available at www.cokeconsolidated.com. Follow Coca-Cola Consolidated on Facebook, Twitter, Instagram and LinkedIn.

Cautionary Information Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. The words “anticipate,” “believe,” “expect,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs, disruption of supply or shortages of raw materials, fuel and other supplies; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to obesity, artificial ingredients, product safety and sustainability and brand reputation; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients and product safety and sustainability; technology failures or cyberattacks on our technology systems or our effective response to technology failures or cyberattacks on our customers’, suppliers’ or other third parties’ technology systems; decreases from historic levels of marketing funding support provided to us by The Coca‑Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca‑Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca‑Cola system governance entities of which we are a participant to function efficiently or on our best behalf and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca‑Cola Company that could delay or prevent a change in control of us or a sale of our Coca‑Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; unfavorable changes in the general economy; changes in our top customer relationships and marketing strategies; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; our inability to meet requirements under our beverage distribution and manufacturing agreements; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs, and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in the inputs used to calculate our acquisition related contingent consideration liability; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather; climate change or legislative or regulatory responses to such change; and the COVID-19 pandemic and other pandemic outbreaks in the future. These and other factors are discussed in the Company’s regulatory filings with the Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019 and in “Item 1A. Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2020. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as required by applicable law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Third Quarter		First Nine Months
(in thousands, except per share data)	2020	2019	2020	2019
Net sales	$1,328,484	$1,271,029	$3,728,720	$3,647,600
Cost of sales	856,046	838,805	2,421,686	2,390,289
Gross profit	472,438	432,224	1,307,034	1,257,311
Selling, delivery and administrative expenses	368,594	378,378	1,087,251	1,116,097
Income from operations	103,844	53,846	219,783	141,214
Interest expense, net	9,033	10,965	27,778	35,846
Other expense, net	21,394	20,711	39,826	67,743
Income before income taxes	73,417	22,170	152,179	37,625
Income tax expense	18,363	6,624	38,911	10,801
Net income	55,054	15,546	113,268	26,824
Less: Net income attributable to noncontrolling interest	3,170	2,540	7,153	5,279
Net income attributable to Coca-Cola Consolidated, Inc.	$51,884	$13,006	$106,115	$21,545

Basic net income per share based on net income attributable to Coca-Cola Consolidated, Inc.:
Common Stock	$5.53	$1.39	$11.32	$2.30
Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141

Class B Common Stock	$5.53	$1.39	$11.32	$2.30
Weighted average number of Class B Common Stock shares outstanding	2,232	2,232	2,232	2,228

Diluted net income per share based on net income attributable to Coca-Cola Consolidated, Inc.:
Common Stock	$5.51	$1.38	$11.25	$2.29
Weighted average number of Common Stock shares outstanding – assuming dilution	9,430	9,413	9,430	9,409

Class B Common Stock	$5.51	$1.38	$11.24	$2.28
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,289	2,272	2,289	2,268

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 27, 2020	December 29, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$164,823	$9,614
Trade accounts receivable, net	428,352	419,770
Accounts receivable, other	99,085	105,505
Inventories	207,773	225,926
Prepaid expenses and other current assets	69,829	69,461
Assets held for sale	7,036	—
Total current assets	976,898	830,276
Property, plant and equipment, net	979,210	997,403
Right-of-use assets - operating leases	135,559	111,376
Leased property under financing leases, net	71,281	17,960
Other assets	111,775	113,269
Goodwill	165,903	165,903
Other identifiable intangible assets, net	872,267	890,739
Total assets	$3,312,893	$3,126,926

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of obligations under operating leases	$18,812	$15,024
Current portion of obligations under financing leases	5,814	9,403
Accounts payable and accrued expenses	659,364	597,768
Total current liabilities	683,990	622,195
Deferred income taxes	131,218	125,130
Pension and postretirement benefit obligations and other liabilities	782,792	783,397
Noncurrent portion of obligations under operating leases	121,288	97,765
Noncurrent portion of obligations under financing leases	71,183	17,403
Long-term debt	962,867	1,029,920
Total liabilities	2,753,338	2,675,810

Equity:
Stockholders’ equity	448,238	346,952
Noncontrolling interest	111,317	104,164
Total liabilities and equity	$3,312,893	$3,126,926

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	First Nine Months
(in thousands)	2020	2019
Cash Flows from Operating Activities:
Net income	$113,268	$26,824
Depreciation expense, amortization of intangible assets and deferred proceeds, net	134,489	136,416
Fair value adjustment of acquisition related contingent consideration	35,068	62,017
Deferred income taxes	5,302	5,254
Stock compensation expense	—	2,045
Change in assets and liabilities	74,884	(39,071)
Other	13,390	11,098
Net cash provided by operating activities	$376,401	$204,583

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(110,717)	$(96,747)
Other	627	(5,339)
Net cash used in investing activities	$(110,090)	$(102,086)

Cash Flows from Financing Activities:
Payments on revolving credit facility, term loan facility and senior notes	$(302,500)	$(508,839)
Borrowings under revolving credit facility and proceeds from issuance of senior notes	235,000	431,339
Payments of acquisition related contingent consideration	(31,999)	(18,784)
Cash dividends paid	(7,030)	(7,026)
Principal payments on financing obligations	(4,428)	(6,441)
Debt issuance fees	(145)	(305)
Net cash used in financing activities	$(111,102)	$(110,056)

Net increase (decrease) in cash during period	$155,209	$(7,559)
Cash at beginning of period	9,614	13,548
Cash at end of period	$164,823	$5,989

NON-GAAP FINANCIAL MEASURES(d) The following tables reconcile reported results (GAAP) to adjusted results (non-GAAP):

	Third Quarter 2020
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$472,438	$368,594	$103,844	$73,417	$51,884	$5.53
Fair value adjustment of acquisition related contingent consideration	—	—	—	19,808	14,895	1.59
Fair value adjustments for commodity derivative instruments	(1,194)	575	(1,769)	(1,769)	(1,330)	(0.14)
Supply chain and asset optimization	3,122	—	3,122	3,122	2,348	0.25
Other tax adjustments	—	—	—	—	(421)	(0.04)
Total reconciling items	$1,928	$575	$1,353	$21,161	$15,492	1.66
Adjusted results (non-GAAP)	$474,366	$369,169	$105,197	$94,578	$67,376	$7.19

	Third Quarter 2019
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$432,224	$378,378	$53,846	$22,170	$13,006	$1.39
Fair value adjustment of acquisition related contingent consideration	—	—	—	18,749	14,099	1.51
Fair value adjustments for commodity derivative instruments	(487)	(74)	(413)	(413)	(311)	(0.04)
Supply chain and asset optimization	3,581	—	3,581	3,581	2,693	0.29
Capitalization threshold change for certain assets	—	(1,732)	1,732	1,732	1,302	0.14
Other tax adjustments	—	—	—	—	1,482	0.15
Total reconciling items	3,094	(1,806)	4,900	23,649	19,265	2.05
Adjusted results (non-GAAP)	$435,318	$376,572	$58,746	$45,819	$32,271	$3.44

	First Nine Months 2020
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$1,307,034	$1,087,251	$219,783	$152,179	$106,115	$11.32
Fair value adjustment of acquisition related contingent consideration	—	—	—	35,068	26,371	2.81
Fair value adjustments for commodity derivative instruments	(924)	(949)	25	25	19	—
Supply chain and asset optimization	4,441	601	3,840	3,840	2,888	0.31
Other tax adjustments	—	—	—	—	(1,103)	(0.11)
Total reconciling items	3,517	(348)	3,865	38,933	28,175	3.01
Adjusted results (non-GAAP)	$1,310,551	$1,086,903	$223,648	$191,112	$134,290	$14.33

	First Nine Months 2019
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$1,257,311	$1,116,097	$141,214	$37,625	$21,545	$2.30
Fair value adjustment of acquisition related contingent consideration	—	—	—	62,017	46,637	4.98
Fair value adjustments for commodity derivative instruments	482	2,575	(2,093)	(2,093)	(1,574)	(0.17)
Supply chain and asset optimization	4,875	—	4,875	4,875	3,666	0.39
Capitalization threshold change for certain assets	—	(6,111)	6,111	6,111	4,595	0.49
System transformation expenses	—	(6,915)	6,915	6,915	5,200	0.56
Other tax adjustments	—	—	—	—	(2,178)	(0.24)
Total reconciling items	5,357	(10,451)	15,808	77,825	56,346	6.01
Adjusted results (non-GAAP)	$1,262,668	$1,105,646	$157,022	$115,450	$77,891	$8.31

(d) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.